Exhibit 5.1
May 15, 2024

Gold Flora Corporation
3165 Red Hill Avenue
Costa Mesa, CA 92626

Re: Gold Flora Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Gold Flora Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to (i) an aggregate of 43,142,611 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), (ii) an aggregate of 157,578 shares of Common Stock that may be issued upon the exercise or conversion of outstanding TPCO Replacement RSUs, as such term is defined in the Business Combination Agreement dated February 21, 2023 (the “Business Combination Agreement”) as exchanged in the business combination completed July 7, 2023 pursuant to a Plan of Arrangement appended as Schedule A to the Business Combination Agreement (the “Business Combination”), which are governed by the TPCO Holding Corp. Equity Incentive Plan (the “TPCO Plan”) (iii) an aggregate of 89,303 shares of Common Stock that may be issued upon the exercise or conversion of the outstanding options issued under, and governed by, the CMG Partners, Inc. 2019 Stock Option and Grant Plan (the “CMG Plan”), and (iv) an aggregate of 9,100 shares of Common Stock that may be issued upon exercise of the outstanding options issued under, and governed by, the Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan (the “LCV Plan” and, together with the 2023 Plan, the TPCO Plan, and the CMG Plan, the “Plans”) (such shares of Common Stock being collectively referred to as the “Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plans following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the Shares, when sold and issued in accordance with the provisions of the applicable Plans and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm as your counsel in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP